NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 27, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 13, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between PIMCO Dynamic Credit and Mortgage Income Fund and PIMCO Dynamic Income Fund became effective prior to market open on December 13, 2021. Each Common Share of Beneficial Interest of PIMCO Dynamic Credit and Mortgage Income Fund was converted into 0.818509 Common Shares of PIMCO Dynamic Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 13, 2021.